                                                                                                                  Exhibit 99.1
                     News
For Immediate Release	Contact:
April 28, 2011	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES' FIRST QUARTER
EARNINGS PER SHARE WERE $0.87, EXCLUDING SPECIAL ITEMS;
REPORTED EARNINGS WERE $0.86 PER SHARE
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Highlights:

•	8% Sales Growth Sequentially; 4% over Prior Year
•	Operating Income up 9% Sequentially; 4% over Prior Year
•	Company Constructing 4 New Satellite PCC Plants; 3 in India
•	Productivity Improvements in All Business Units
•	$10 Million of Shares Repurchased in the First Quarter

NEW YORK, April 28—Minerals Technologies Inc. (NYSE: MTX) today reported net income of $15.8 million, or $0.86 per share for the first quarter 2011, compared with $15.4 million, or $0.82 per share in the first quarter of 2010. Excluding special items, earnings per share were $0.87 compared with $0.85 per share in the first quarter of 2010.
            “We began 2011 with solid financial results that reflect the strong operating track that we have been on,” said Joseph C. Muscari, chairman and chief executive officer. “We continue to focus on profitable organic growth, reducing costs and improving productivity, initiatives that have resulted in moving Minerals Technologies to a higher level of performance.”
First Quarter
Year-Over-Year Comparison

The company's first quarter net income of $15.8 million, or $0.86 per share, increased 3 percent from the $15.4 million, or $0.82 per share, recorded in the first quarter of 2010. Earnings per share, excluding special items, were $0.87 compared to $0.85 per share in the prior year, a 2-percent improvement. The increased earnings were primarily attributable to volume growth related to improvements in the company’s end markets, particularly in the steel and automotive industries, and productivity improvements in all businesses.
The company’s first quarter worldwide sales of $262.5 million increased 4 percent over the $253.5 million in the same period in 2010. Foreign exchange had a favorable impact on sales of approximately $1.9 million or less than 1 percentage point of growth. Operating income, excluding special items, was $24.9 million, a 4-percent increase over the $23.9 million recorded in the prior year’s first quarter. As reported, the company recorded income from operations of $24.7 million compared with $23.1 million in the same period in the prior year.
First quarter worldwide sales for the Specialty Minerals segment, which consists of precipitated calcium carbonate (PCC) and Processed Minerals, increased 1 percent to $173.3 million from the $172.1 million recorded in the first quarter of last year. Income from operations of $19.7 million, excluding special items, increased 3 percent from the $19.2 million recorded in the same period in 2010.
Worldwide sales of PCC, which is used mainly in the manufacturing processes of the paper industry, were $144.8 million compared with the $145.1 million recorded in the first quarter of 2010.  Sales were affected by the full quarter effect of the closure of two satellite PCC plants last year, and to price concessions provided to certain customers in connection with long-term contract extensions. The company, however, is also in the process of constructing four new satellite PCC facilities, of which three are in India.
Processed Minerals products first quarter sales were up 6 percent to $28.5 million from the $27.0 million in the same period last year. The product line’s volumes increased 10 percent, led by a strong performance in the talc product line with sales and volume improvements of 12 percent. Processed Minerals products, which include ground calcium carbonate and talc, are used in the building materials, polymers, ceramics, paints and coatings, glass and other manufacturing industries.
First quarter sales in the Refractories segment, which provides products and services primarily to the worldwide steel industry, were up 10 percent to $89.2 million compared with the $81.4 million recorded in the same period in 2010. Refractory product sales grew 11 percent in the first quarter of 2011 to $69.6 million from the $62.6 million in the prior year due primarily to increased selling prices and volumes and to higher equipment sales. Metallurgical product sales increased 4 percent to $19.6 million from $18.8 million in the first quarter of 2010. The

Refractories segment recorded an operating income increase of 14 percent to $6.7 million, excluding special items, compared to $5.9 million in the first quarter of last year.

Sequential Comparison
The company's first quarter earnings were $0.86 per share compared with $0.85 per share in the fourth quarter 2010.
The company's worldwide sales in the first quarter were $262.5 million, an 8-percent sequential increase from the $243.3 million reported in the fourth quarter of 2010. The underlying sales growth, however, was approximately 4 percent because the first quarter 2011 results reflect 4 additional days in the quarter compared to the fourth quarter 2010. Operating income, excluding special items, was $24.9 million, a 9-percent increase from the $22.8 million reported in the fourth quarter of 2010. As reported, income from operations was $24.7 million as compared with $22.8 million in the fourth quarter.
For the first quarter, worldwide sales in the company's Specialty Minerals segment were $173.3 million compared with $158.5 million in the fourth quarter of 2010, a 9-percent increase. Income from operations, excluding special items, was $19.7 million, a 14-percent increase from the $17.3 million recorded in the fourth quarter of 2010.
Worldwide sales of PCC were $144.8 million, an 8-percent increase from the $134.3 million recorded in the fourth quarter of 2010. Overall, Paper PCC volumes increased 7 percent over the fourth quarter of 2010.
Worldwide sales of Processed Minerals products were $28.5 million in the first quarter of 2011, an 18-percent increase from the $24.2 million recorded in the fourth quarter of 2010. Processed Minerals experienced a 20-percent increase in volumes due to improved business conditions in the construction and automotive markets.
In the company's Refractories segment, sales in the first quarter of 2011 were $89.2 million, a 5-percent increase from the $84.8 million recorded in the fourth quarter of 2010. This increase was primarily the result of a volume increase of 6 percentage points. The Refractories segment recorded operating income of $6.7 million, excluding special items, for the first quarter compared with $6.6 million in the fourth quarter of 2010.
“We expect to build on this good financial performance during the course of the year by continuing to deploy our key initiatives and by driving geographic expansion and penetration of the new Fulfill product platform, especially E-325, in the global Paper PCC business,” said Mr. Muscari.

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Minerals Technologies will sponsor a conference call tomorrow, April 29, 2011 at 11 a.m. The conference call will be broadcast live on the company web site: www.mineralstech.com.
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This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2010 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.
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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com.

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CONSOLIDATED STATEMENTS OF OPERATIONS
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in thousands, except per share data)
(unaudited)

	Quarter Ended			% Growth
	Apr 3,	Dec 31,	Apr 4,
	2011	2010	2010	Prior Qtr.	Prior Year

Net sales	$262,520	$243,315	$253,457	8%	4%

Cost of goods sold	209,578	192,713	202,089	9%	4%

Production margin	52,942	50,602	51,368	5%	3%

Marketing and administrative expenses	23,129	22,955	22,340	1%	4%
Research and development expenses	4,869	4,890	5,124	(0)%	(5)%
Restructuring and other charges	230	0	852	*	(73)%
Income from operations	24,714	22,757	23,052	9%	7%

Non-operating (deductions) income - net	(837)	263	(49)	*	*

Income from continuing operations, before tax	23,877	23,020	23,003	4%	4%

Provision for taxes on income	7,187	6,338	6,901	13%	4%

Consolidated net income	16,690	16,682	16,102	0%	4%

Less: Net income attributable to non-controlling interests	909	843	733	8%	24%

Net Income attributable to Minerals Technologies Inc. (MTI)	$15,781	$15,839	$15,369	(0)%	3%

Weighted average number of common shares outstanding:

Basic	18,276	18,444	18,766

Diluted	18,415	18,577	18,835

Earnings per share attributable to MTI:

Basic:	$0.86	$0.86	$0.82	0%	5%

Diluted:	$0.86	$0.85	$0.82	1%	5%

Cash dividends declared per common share	$0.05	$0.05	$0.05

* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

1)
For comparative purposes, the quarterly period ended April 3, 2011 consists of 93 days, the quarterly period ended December 31, 2010 consists of 89 days, and quarterly period ended April 4, 2010 consists of 94 days.

2)	Restructuring and other exit costs recorded are as follows:

	(millions of dollars):

		Quarter Ended
		Apr 3,	Dec 31,	Apr 4,
		2011	2010	2010
	Restructuring and other costs
	Severance and other employee benefits	$(0.5)	$0.0	$0.1
	Other exit costs	0.7	0.0	0.8
		$0.2	$0.0	$0.9

In the first quarter of 2011, the Company recorded additional restructuring costs associated with our PCC merchant facility in Germany.  This was partially offset by reversals of previously recorded liabilities.

	In the first quarter of 2010, the Company recorded early lease termination costs associated with plant closures in 2010.

3)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP income (loss), excluding special items, for the three month periods ended April 3, 2011, December 31, 2010 and April 4, 2010  and a reconciliation to net income (loss) for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion  of such special items are not indicative of the ongoing operating results and thereby affect the comparability  of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended
		Apr 3,	Dec 31,	Apr 4,
		2011	2010	2010
	Net Income attributable to MTI, as reported	$15.8	$15.8	$15.4

	Special items:
	Restructuring and other costs	0.2	0.0	0.9

	Related tax effects on special items	(0.1)	0.0	(0.3)

	Net income attributable to MTI, excluding special items	$15.9	$15.8	$16.0

	Basic earnings per share, excluding special items	$0.87	$0.86	$0.85
	Diluted earnings per share, excluding special items	$0.87	$0.85	$0.85

4)	The following table reflects the components of non-operating income and deductions (millions of dollars):

		Quarter Ended
		Apr 3,	Dec 31,	Apr 4,
		2011	2010	2010
	Interest income	$0.8	$0.9	$0.5
	Interest expense	(0.8)	(0.9)	(0.8)
	Foreign exchange gains (losses)	(0.5)	(0.2)	0.8
	Other deductions	(0.3)	0.5	(0.5)
	Non-operating deductions, net	$(0.8)	$0.3	$0.0

5)
The analyst conference call to discuss operating results for the first quarter is scheduled for Friday, April 29, 2011  at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth
SALES DATA	Apr 3,	Dec 31,	Apr 4,
	2011	2010	2010	Prior Qtr.	Prior Year

United States	$139.4	$124.0	$136.6	12%	2%
International	123.1	119.3	116.9	3%	5%
Net Sales	$262.5	$243.3	$253.5	8%	4%

Paper PCC	$129.2	$121.0	$130.7	7%	(1)%
Specialty PCC	15.6	13.3	14.4	17%	8%
PCC Products	$144.8	$134.3	$145.1	8%	(0)%

Talc	$11.4	$9.8	$10.2	16%	12%
Ground Calcium Carbonate	17.1	14.4	16.8	19%	2%
Processed Minerals Products	$28.5	$24.2	$27.0	18%	6%

Specialty Minerals Segment	$173.3	$158.5	$172.1	9%	1%

Refractory Products	$69.6	$68.3	$62.6	2%	11%
Metallurgical Products	19.6	16.5	18.8	19%	4%
Refractories Segment	$89.2	$84.8	$81.4	5%	10%

Net Sales	$262.5	$243.3	$253.5	8%	4%

SEGMENT OPERATING INCOME (LOSS) DATA

Specialty Minerals Segment	$19.3	$17.3	$18.4	12%	5%

Refractories Segment	$6.9	$6.6	$5.8	5%	19%

Unallocated Corporate Expenses	$(1.5)	$(1.1)	$(1.2)	36%	25%

Consolidated	$24.7	$22.8	$23.0	8%	7%

SEGMENT RESTRUCTURING and
IMPAIRMENT COSTS

Specialty Minerals Segment	$0.4	$0.0	$0.8	*	(50)%

Refractories Segment	$(0.2)	$0.0	$0.1	*	*

Consolidated	$0.2	$0.0	$0.9	*	(78)%

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (the restructuring and impairment costs set forth in the above table), for the three-month periods ended  April 3, 2011, December 31, 2010 and April 4, 2010, constituting a reconcilation to GAAP operating income set forth above.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion  of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth
SEGMENT OPERATING INCOME,	Apr 3,	Dec 31,	Apr 4,
EXCLUDING SPECIAL ITEMS	2011	2010	2010	Prior Qtr.	Prior Year

Specialty Minerals Segment	$19.7	$17.3	$19.2	14%	3%

Refractories Segment	$6.7	$6.6	$5.9	2%	14%

Unallocated Corporate Expenses	$(1.5)	$(1.1)	$(1.2)	36%	25%

Consolidated	$24.9	$22.8	$23.9	9%	4%

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	(In Thousands of Dollars)
		April 3,		December 31,
		2011	*	2010	**

Current assets:
	Cash & cash equivalents	$380,804		$367,827
	Short-term investments	18,528		16,707
	Accounts receivable, net	193,621		181,128
	Inventories	89,273		86,464
	Prepaid expenses and other current assets	24,115		23,446
	Total current assets	706,341		675,572

	Property, plant and equipment	1,254,712		1,238,421
	Less accumulated depreciation	925,717		905,624
	Net property, plant & equipment	328,995		332,797

	Goodwill	67,829		67,156
	Other assets and deferred charges	40,194		40,580

	Total assets	$1,143,359		$1,116,105

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
	Short-term debt	$4,384		$4,611
	Current maturities of long-term debt	535		0
	Accounts payable	90,957		80,728
	Restructuring liabilities	2,897		3,484
	Other current liabilities	53,829		66,414
	Total current liabilities	152,602		155,237

	Long-term debt	93,695		92,621
	Other non-current liabilities	87,120		85,552
	Total liabilities	333,417		333,410

	Total MTI shareholders' equity	781,337		755,523
	Non-controlling Interest	28,605		27,172
	Total shareholders' equity	809,942		782,695

	Total liabilities and shareholders' equity	$1,143,359		$1,116,105

*	Unaudited
**	Condensed from audited financial statements.